                                                                     EXHIBIT 4.1

NEITHER THIS NOTE NOR THE COMMON STOCK INTO WHICH IT MAY BE CONVERTED HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY OTHER SECURITIES LAWS, AND NEITHER MAY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS SO REGISTERED OR UNLESS SOLD PURSUANT TO AN EXEMPTION THEREFROM. THIS NOTE MAY BE TRANSFERRED ONLY IN COMPLIANCE WITH THE CONDITIONS SPECIFIED IN THE NOTE PURCHASE AGREEMENT REFERRED TO IN THIS NOTE, A COMPLETE AND CORRECT COPY OF THE FORM OF WHICH IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF GADZOOKS, INC., 4121 INTERNATIONAL PARKWAY, CARROLLTON, TEXAS 75007.

Registration # _______________


              5% CONVERTIBLE SUBORDINATED NOTE DUE OCTOBER 9, 2008


$_____________                                             October 9, 2003


         FOR VALUE RECEIVED, the undersigned, GADZOOKS, INC. (the "Company"), a Texas corporation, hereby promises to pay to the order of ________________, or its permitted, registered assigns (the "Holder"), the principal sum of ___________________ Dollars ($________) on (i) October 9, 2008, or (ii) when declared due and payable by the Holder upon the occurrence of an Event of Default (as defined below) (in the case of either (i) or (ii), the "Maturity Date"), with interest from the date hereof payable on the unpaid balance thereof at the rate of five percent (5%) per annum, payable semiannually, on the 1st day of April and 1st day of October in each year, commencing with April 1, 2004, until the principal hereof shall have become due and payable.

         Principal and interest shall be payable in lawful money of the United States of America, at such place as the Holder may designate from time to time in writing to the Company. Interest shall be computed on the basis of a three hundred sixty day year and a thirty day month.

         This Note is one of a duly authorized issue of the Company designated as 5% Convertible Subordinated Notes (the "Notes") due October 9, 2008, and limited to the aggregate principal amount of $14,000,000 and issued pursuant to that certain Note Purchase Agreement by and between the Company and the Holder. The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:

         1. Definitions. As used in this Note, the following terms have the following meanings:

            1.1 "Closing Date" means the date of the closing of the purchase and sale of the Notes pursuant to the Note Purchase Agreement.

            1.2 "Common Stock" means any capital stock of any class or series of the Company (including, on the Closing Date, the Common Stock, par value $0.01 per share, of the Company) which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and which is not subject to redemption by the Company. However, subject to the provisions of Section 10.6, shares issuable on conversion of this Note shall include only shares of the class of capital stock of the Company designated as Common Stock, par value $0.0l per share, of the Company on the Closing Date or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and which are not subject to redemption by the Company; provided, however, that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

            1.2 "Company" shall include any corporation which shall succeed to or assume the obligations of the Company under this Note.

            1.3 "Holder," when the context refers to a holder of this Note, shall mean any person who shall at the time be the registered holder of this Note.

            1.4 "Trading Day(s)" means any day on which the primary market on which shares of the Company Common Stock (as defined below) are listed is open for trading.

         2. Events of Default. If any of the events specified in this Section 2 shall occur (herein individually referred to as an "Event of Default"), the Holder of the Note may, so long as such condition exists, declare the entire principal and unpaid accrued interest hereon immediately due and payable in cash, by notice in writing to the Company:

            2.1 Default in the payment of the principal or unpaid accrued interest of this Note when due and payable if such default is not cured by the Company within thirty (30) days after the Holder has given the Company written notice of such default; or

            2.2 The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Company in furtherance of any such action; or

            2.3 If, within ninety (90) days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation or dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within ninety (90) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated.

         3. Subordination. The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all the Senior Indebtedness, as hereinafter defined.

            3.1 Senior Indebtedness. As used in this Note, the term "Senior Indebtedness" shall mean the principal of and unpaid accrued interest on: (i) all indebtedness of the Company to banks, commercial finance lenders, insurance companies or other financial institutions regularly engaged in the business of lending money, which is for money borrowed by the Company (whether or not secured), and (ii) amounts owed to equipment lessors pursuant to equipment lease lines approved by the Company's Board of Directors, and (iii) all indebtedness of the Company evidenced by notes, debentures, bonds or other securities of the Company which are designated by and approved by the Company's Board of Directors, and (iv) all obligations and liabilities in connection with the lease of real property, and (v) all modifications, renewals, extensions and refundings of indebtedness, liabilities or obligations of the kind described in any of the preceding clauses, provided, however no indebtedness of the Company, all or part of which is convertible into equity, and no indebtedness which has a material equity component shall be designated as Senior Indebtedness by the Company without the consent of a majority of the Holders of the Notes.

            3.2 Default on Senior Indebtedness. If there should occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization or arrangement with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation or any other marshalling of the assets and liabilities of the Company, or if this Note shall be declared due and payable upon the occurrence of an Event of Default with respect to any Senior Indebtedness, then (i) no amount shall be paid by the Company in respect of the principal of or interest on this Note at the time outstanding, unless and until the principal of and interest on the Senior Indebtedness then outstanding shall be satisfied, and (ii) no claim or proof of claim shall be filed with the Company by or on behalf of the Holder of this Note that shall assert any right to receive any payment in respect of the principal of and interest on this Note, except subject to the satisfaction of the principal of and interest on all of the Senior Indebtedness then outstanding. If there occurs an event of default that has been declared in writing with respect to any Senior Indebtedness, or in the instrument under which any Senior Indebtedness is outstanding, permitting the holder of such Senior Indebtedness to accelerate the maturity thereof, then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been satisfied, no payment shall be made in respect of the principal of or interest on this Note or unless within three (3) months after the happening of such event of default, the maturity of such Senior Indebtedness shall not have been accelerated.

            3.3 Effect of Subordination. Subject to the rights, if any, of the holders of Senior Indebtedness under this Section 3 to receive cash, securities or other properties otherwise payable or deliverable to the Holder of this Note, nothing contained in this Section 3 shall impair, as between the Company and the Holder, the obligation of the Company, subject to the terms and conditions hereof, to pay to the Holder the principal hereof and interest hereon as and when the same become due and payable, or shall prevent the Holder of this Note, upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law.

            3.4 Subrogation. Subject to the payment in full of all Senior Indebtedness and until this Note shall be paid in full, the Holder shall be subrogated to the rights of the holders of Senior Indebtedness (to the extent of payments or distributions previously made to such holders of Senior Indebtedness pursuant to the provisions of Section 3.2 above) to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness. No such payments or distributions applicable to the Senior Indebtedness shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and the Holder, be deemed to be a payment by the Company to or on account of this Note; and for the purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness to which the Holder would he entitled except for the provisions of this Section 3 shall, as between the Company and its creditors, other than the holders of Senior Indebtedness and the Holder, be deemed to be a payment by the Company to or on account of the Senior Indebtedness.

            3.5 Undertaking. By its acceptance of this Note, the Holder agrees to execute and deliver such documents as may be reasonably requested from time to time by the Company or the lender of any Senior Indebtedness in order to implement the foregoing provisions of this Section 3.

            3.6 Pro Rata Distribution. In the event that the Company's assets are insufficient to satisfy the Holder of this Note and the Holders of all other Notes issued contemporaneously or in connection with the offering of the Notes by the Company, the Company's available assets shall be distributed pro rata to all such Holders based on the total principal and interest then due to each such Holder.

         4. Prepayment. Subject to the conditions set forth in this Section 4 and Section 6 below, at any time after the third anniversary of the Closing Date, the Company has the right, at the Company's option, to prepay the entire unpaid principal balance of this Note (including any accrued and unpaid interest) (the "Remaining Balance") (the "Prepayment").

         5. Put Right. Subject to the conditions set forth in this Section 5 and
Section 7 below, at any time after the third anniversary of the Closing Date, the Holder has the right, at the Holder's option, to require the Company to repurchase the Remaining Balance (the "Put").

         6. Company Prepayment Procedure. Before the Company shall be entitled to prepay the Note in accordance with Section 4 above, it shall give written notice to the Holder, notifying the Holder of its desire to exercise its right of Prepayment and specifying the Remaining Balance and the date on which such Prepayment will occur (the "Prepayment Closing Date"). On the Prepayment Closing Date, the Company will pay to the Holder in cash or other immediately available funds an amount equal to the Remaining Balance and the Holder shall deliver to the Company the Note.

         7. Holder Put Procedure. If the Holder wishes to exercise the Put in accordance with Section 5 above, the Holder shall deliver written notice (the "Put Notice") to the Company notifying the Company of its desire to exercise the Put. The closing for the Put shall occur at the Company's principal office, or at such other place as shall be mutually agreeable to the Holder and the Company, within ninety (90) days after the receipt of notice by the Company (the "Put Closing Date"). On the Put Closing Date, the Company shall pay to the Holder in cash or other immediately available funds an amount equal to the Remaining Balance and the Holder shall deliver to the Company the Note.

         8. Conversion.

            8.1 Holder Conversion. Any Holder of this Note has the right, at the Holder's option, at any time and prior to payment in full of the principal balance of this Note, to convert this Note, in accordance with the provisions of
Section 8.3 hereof and subject to Section 9 hereof, in whole or in part, into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock into which this Note may be converted ("Conversion Shares") shall be determined by dividing the aggregate principal amount together with all accrued and unpaid interest to the date of conversion by the Conversion Price in effect at the time of such conversion. The Conversion Price shall be equal to Five Dollars ($5.00), subject to adjustment as specified in Section 10.

            8.2 Company Conversion. Commencing 18 months from the Closing Date and subject to the conditions of this Section 8.2, the Company has the right, at the Company's option, from time to time thereafter, to convert the entire unpaid principal balance of this Note (including any accrued and unpaid interest) into shares of Common Stock at the Conversion Price then in effect; provided, that the closing price of the Company's Common Stock is greater than Six Dollars ($6.00) (as adjusted proportionately at the time of any Conversion Price adjustment) for twenty (20) Trading Days during a thirty (30) consecutive Trading Day period; and provided further, that (i) any Registration Statement required to be filed and be effective pursuant to the Note Purchase Agreement is then in effect and has been in effect and sale of the Common Stock can be made thereunder for at least twenty (20) days prior to the Company's conversion notice provided in Section 8.4, and (ii) the Company has sufficient number of authorized shares of Common Stock reserved for issuance upon the conversion of the Note; and, provided, further, that in the event the conversion of the Note under this Section 8.2 shall result in the issuance of shares of Common Stock in excess of the Issuable Maximum (as defined in Section 9 below), the Company shall, prior to any such conversion, obtain Shareholder Approval (as defined in Section 9 below).

            8.3 Holder Conversion Procedure. Before the Holder shall be entitled to convert this Note into shares of Common Stock, it shall surrender this Note at the office of the Company and shall give written notice to the Company at its principal corporate office, of the election to convert the same pursuant to this
Section 8.3, and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. Unless waived by the Company in its sole discretion, the minimum conversion amount accepted by the Company for conversion hereunder shall be the lesser of: a One Million Dollar ($1,000,000) principal balance on the Holder's Note, or the remaining principal and accrued interest balance on the Holder's Note. The Company shall, as soon as practicable thereafter, issue and deliver to the Holder of this Note a certificate or certificates (bearing such legend as required in the Note Purchase Agreement) for the number of shares of Common Stock to which the Holder of this Note shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of this Note, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

            8.4 Company Conversion Procedure. Before the Company shall be entitled to convert this Note into shares of Common Stock, it shall give written notice to the Holder at the address last shown on the records of the Company for the Holder or given by the Holder to the Company for the purpose of notice, notifying the Holder of the conversion to be effected, specifying the Conversion Price, the principal amount of the Note to be converted, the amount of accrued interest to be converted, the date on which such conversion will occur and calling upon such Holder to surrender to the Company, in the manner and at the place designated, the Note. The Company shall, as soon as practicable thereafter, issue and deliver to the Holder of the Note a certificate or certificates (bearing such legend as required in the Note Purchase Agreement) for the number of shares of Common Stock to which the Holder of this Note shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of this Note, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock as of such date. Notwithstanding the foregoing, in the event the

Holder fails to convert this Note following a thirty (30) day period beginning from the date the Company shall give written notice to the Holder in accordance with this Section 8.4, the interest payable on the unpaid principal balance of this Note shall be reduced to zero beginning on the thirty-first (31st) day after such notice and shall remain at zero until the earlier of (i) the Maturity Date, and (ii) the entire unpaid principal balance of this Note (including any accrued and unpaid interest) is converted into the Company's Common Stock.

            8.5 Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to the Holder upon the conversion of this Note, the Company shall pay to the Holder the amount of outstanding principal that is not so converted by including a check payable to the Holder for any cash amounts in lieu of a fractional share.

         9. Nasdaq Limitation. If on any date following the Closing Date (i) one or more Holders give written notice to the Company of such Holder's election to convert the Note(s) in accordance with Section 8.3 above (or the Company gives written notice to the Holder of the Company's election to convert the Note(s) in accordance with Section 8.4 above) where such conversion(s), together with all other prior conversions of the Notes, would result in an issuance of shares of Common Stock as would equal or exceed 20% of the number of shares of the Common Stock outstanding immediately prior to the Closing Date (the "Issuable Maximum"), and (ii) the Company shall not have previously obtained the vote of the shareholders of the Company (the "Shareholder Approval") as may be required by the applicable rules and regulations of Nasdaq (or any successor entity) to approve the issuance of shares of Common Stock in excess of the Issuable Maximum, the Company shall use its best efforts to obtain Shareholder Approval applicable to such issuance as soon as is possible, but in any event not later than the sixty (60) days after the applicable conversion notice pursuant to Sections 8.3 and 8.4, respectively. Until the Company has received Shareholder Approval no Holder shall be issued, upon conversion of the Note(s), shares of Common Stock in an amount greater than such Holder's allocated portion of the Issuable Maximum pursuant to Section 10.4.

         10. Conversion Price Adjustments.

            10.1 Adjustments for Stock Splits and Subdivisions. In the event the Company should at any time or from time to time after the date of issuance hereof fix a record date for the effectuation of a split or subdivision, other than any such transaction upon a merger or consolidation or sale to which
Section 10.6 applies, of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, immediately after the close of business on such record date (or the date of effectiveness of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price of this Note shall be appropriately decreased so that the number of shares of Common Stock issuable upon conversion of this Note shall be increased in proportion to such increase of outstanding shares, (including the additional shares of Common Stock issuable upon conversion or exercise of any such Common Stock Equivalents).

            10.2 Adjustment for Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a reverse stock split or combination, other than any such transaction upon a merger or consolidation or sale to which Section 10.6 applies, of the outstanding shares of Common Stock, then, immediately after the close of business on the record date of such reverse stock split or combination (or the date of effectiveness of such reverse stock split or combination if no record date is fixed), the Conversion Price for this Note shall be appropriately increased so that the number of shares of Common Stock issuable on conversion hereof shall be decreased in proportion to such decrease in outstanding shares.

            10.3 Notices of Record Date, etc. In the event of:

                  10.3.1 Any taking by the Company of a record of the holders of any class of securities of the Company for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend payable out of earned surplus at the same rate as that of the last such cash dividend theretofor paid) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

                  10.3.2 Any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any transfer of all or substantially all of the assets of the Company to any other person or any consolidation or merger involving the Company; or

                  10.3.3 Any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company will mail to the holder of this Note at least ten (10) days prior to the earliest date specified therein, a notice specifying:

                         10.3.3.1 The date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right; and

                         10.3.3.2 The date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and the record date for determining stockholders entitled to vote thereon.

         10.4 Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the Note such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Note (the "Reserve Amount"); and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the entire outstanding principal amount of this Note, in addition to such other remedies as shall be available to the Holder of this Note, the Company will use its best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes. The Reserved Amount shall be allocated pro rata among the Holders based on the principal amount of the Note issued to each Holder.

         10.5 Optional Tax Adjustment. The Company may at its option, at any time, decrease the Conversion Price, in addition to those changes required by Sections 10.1 and 10.2, as deemed advisable by the Board of Directors, in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients.

         10.6 Changes in Common Stock. In case at any time or from time to time after the Closing Date, the Company shall be a party to or shall otherwise engage in any transaction or series of related transactions constituting:

         (i) a merger of the Company into, a consolidation of the Company with, or a sale of all or substantially all of the Company's assets to, any other person (a "Non-Surviving Transaction"), or

         (ii) any merger of another person into the Company in which the previously outstanding shares of Common Stock shall be cancelled, reclassified or converted or changed into or exchanged for securities of the Company or other property (including cash) or any combination of the foregoing (a "Surviving Transaction"; any Non-Surviving Transaction or Surviving Transaction being herein called a "Transaction"), then, as a condition to the consummation of such Transaction, the Company shall (or, in the case of any Non-Surviving Transaction, the Company shall cause such other person to) execute and deliver to the Holder an instrument providing that:

                         (x) on such terms and subject to such conditions as shall be as nearly equivalent as may be practicable to the provisions set forth in this Note, this Note, upon the conversion thereof at any time on or after the consummation of such Transaction, shall be convertible into, in lieu of the Common Stock issuable upon such conversion prior to such consummation, only the securities or other property ("Substituted Property") that would have been receivable upon such Transaction by a holder of the number of shares of Common Stock into which this Note was convertible immediately prior to such Transaction.

                         (y) the rights and obligations of the Company (or, in the event of a Non-Surviving Transaction, such other person) and the Holder in respect of Substituted Property shall be as nearly equivalent as may be practicable to the rights and obligations of the Company and the Holder in respect of Common Stock hereunder as set forth in Sections 8.1 and 8.2 hereof and elsewhere herein.

Such instrument shall provide for adjustments which, for events subsequent to the effective date of such instrument, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 10. The above provisions of this Section 10.6 shall similarly apply to successive Transactions.

         11. Assignment. This Note and the underlying Conversion Shares may only be transferred in compliance with the terms and conditions of the Note Purchase Agreement, and the rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit any permitted and registered successors, assigns, heirs, administrators and transferees of the parties.

         12. Lost or Destroyed Note. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note and, if requested in the case of any such loss, theft or destruction, upon delivery of an indemnity bond or other agreement or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Note, the Company will issue a new Note, in the amount of the unpaid principal balance of the lost, stolen, destroyed or mutilated Note and dated the date to which interest has been paid, in lieu of such lost, stolen, destroyed or mutilated Note.

         13. Expenses; Waivers. If action is instituted to collect this Note, the Company promises to pay all reasonable costs and expenses, including without limitation reasonable attorneys' fees and costs, incurred in respect with such action. The Company hereby waives notice of default, presentation or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this Note.

         14. Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the holders of a majority of the face amount of all then outstanding Notes.

         15. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed (i) if within the United States by first-class registered or certified airmail, or nationally recognized overnight express courier, postage prepaid, or by facsimile, or (ii) if delivered from outside the United States, by International Federal Express or facsimile, and shall be deemed given (a) if delivered by first-class registered or certified mail, three business days after so mailed, (b) if delivered by nationally recognized overnight carrier, one business day after so mailed, (c) if delivered by International Federal Express, two business days after so mailed, (d) if delivered by facsimile, upon electronic confirmation of receipt and shall be delivered as addressed as follows:

             (a)  if to the Company, to:

                       Gadzooks, Inc.
                       4121 International Parkway
                       Carrollton, TX 75007
                       Attn:  James A. Motley
                       Vice President, Chief Financial Officer and Secretary

             (b)  with a copy to (which does not constitute notice):

                       Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                       1700 Pacific Avenue
                       Suite 4100
                       Dallas, TX  75201
                       Attn: Eliot Raffkind, Esq.

             (c) if to the Holder, at the address set forth on the signature page to the Note Purchase Agreement, or at such other address or addresses as may have been furnished to the Company in writing.

         16. No Shareholder Rights. Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent, except as provided herein, or to receive notice as a shareholder in respect of meetings of shareholders for the election of directors of the Company or any other matters or any rights whatsoever as a shareholder of the Company; and no dividends shall be payable or accrued in respect of this Note or the interest represented hereby or the shares of Common Stock issuable upon conversion of this Note until, and only to the extent that, this Note shall have been converted.

         17. Usury. All agreements between the Company and the Holder or any other holder of this Note, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by acceleration of this Note or otherwise, shall the amount paid, or agreed to be paid, to the Holder or any other holder hereof, for the use, forbearance or detention of the money to be loaned hereunder or otherwise, exceed the maximum amount permissible under applicable law. If from any circumstances whatsoever fulfillment of any provision of this Note or of any other document evidencing, securing or pertaining to the indebtedness evidenced hereby, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances the Holder or any other holder of this Note shall ever receive as interest under this Note or any other document evidencing, securing or pertaining to the indebtedness evidenced hereby or otherwise an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under this Note or on account of any other indebtedness of the Company to the Holder or such holder hereof relating to this Note, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of this Note and such other indebtedness, such excess shall be refunded to the Company. In determining whether or not the interest paid or payable with respect to any indebtedness of the Company to the Holder or any other holder hereof, under any specific contingency, exceeds the highest lawful rate, the Company and the Holder or any other holder hereof shall, to the maximum extent permitted by applicable law: (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest; (b) exclude voluntary prepayments and the effects thereof; (c) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness so that the actual rate of interest on account of such indebtedness is uniform throughout the term thereof; and/or (d) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by law. The terms and provisions of this paragraph shall control and supersede every other conflicting provision of all agreements between the Company and the Holder or any other holder hereof.

         18. Company Certification. The Company hereby certifies that (i) it has been advised to seek the advice of an attorney and an accountant in connection with this Note, and (ii) the Company has had the opportunity to seek the advice of an attorney and accountant of its choice in connection with this Note.

         19. Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by, and construed in accordance with, the laws of the State of Texas, without giving effect to the principles of conflicts of law.

         20. Heading; References. The headings of the various sections of this Note have been inserted for convenience of reference only and shall not be deemed to be part of this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

                            [Signature Page Follows]

         IN WITNESS WHEREOF, the Company has caused this Note to be issued this ____ day of October 2003.

                                      Gadzooks, Inc.


                                      By:
                                             ----------------------------------
                                      Name:  James A. Motley
                                      Title: Vice President, Chief Financial
                                             Officer and Secretary